EXHIBIT 99.1
NEWS RELEASE

Visa Inc. Appoints Kermit R. Crawford to its Board of Directors

San Francisco, CA, October 11, 2022 - Visa Inc. (NYSE: V) announced today that Kermit R. Crawford was appointed to its board of directors, effective October 7, 2022.

Mr. Crawford was president and chief operating officer of Rite Aid Corporation from October 2017 until March 2019. Prior to joining Rite Aid, he served as an operating partner and advisor with private equity firm, Sycamore Partners, from July 2015 to February 2017. He also served in various senior leadership roles, including as executive vice president and president of Pharmacy, Health and Wellness at Walgreens Boots Alliance from 1983 to 2014. Mr. Crawford also serves on the boards of directors of C.H. Robinson Worldwide and The Allstate Corporation.

“I am pleased to welcome Kermit to Visa’s board of directors,” said Al Kelly, Chairman and Chief Executive Officer of Visa Inc. “Kermit is a seasoned executive with over 30 years of leadership and operating experience with consumer and retail companies that will be invaluable to Visa. He will provide the board with a deep understanding of consumer experiences and insights, as well as extensive experience in business strategy, risk and financial management, and corporate governance."

This appointment brings Visa’s total board of directors to 12 members. You can view information on Visa Inc.’s board of directors on our investor relations website: investor.visa.com/corporate-governance/board-of-directors/

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About Visa Inc.
Visa Inc. (NYSE: V) is a world leader in digital payments, facilitating transactions between consumers, merchants, financial institutions and government entities across more than 200 countries and territories. Our mission is to connect the world through the most innovative, convenient, reliable and secure payment network, enabling individuals, businesses and economies to thrive. We believe that economies that include everyone everywhere, uplift everyone everywhere and see access as foundational for the future of money movement. Learn more at Visa.com.
Contacts:
Investor Relations
Jennifer Como, +1 650-432-7644, InvestorRelations@visa.com
Media Relations
Andy Gerlt, +1 650-432-2990, Press@visa.com